                                                                      EXHIBIT 5

              [AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P. LETTERHEAD]


                               January 5, 1998


Clear Channel Communications, Inc.
200 Concord Plaza, Suite 600
San Antonio, Texas 78216


Gentlemen:

     We have acted as legal counsel to Clear Channel Communications, Inc., a Texas corporation ("Clear Channel") in connection with the proposed merger between UH Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Clear Channel ("Merger Sub"), and Universal Outdoor Holdings, Inc., a Delaware corporation ("Universal"), whereby Clear Channel will issue up to 19,325,579 shares of Common Stock, par value $.10 per share ("Clear Channel Common Stock") to the security holders of Universal in accordance with an Agreement and Plan of Merger dated October 23, 1997, by and between Clear Channel, Merger Sub and Universal (the "Merger Agreement").

     We have, as counsel to Clear Channel, examined originals or photostatic, certified or conformed copies of all such agreements, documents, instruments, corporate records, certificates of public officials, public records and certificates of officers of Clear Channel as we have deemed necessary, relevant or appropriate to enable us to render the opinions stated below. In rendering such opinions, we have assumed the genuineness of all signatures and the authenticity of all documents examined by us. As to various questions of fact material to such opinions, we have relied upon representations of Clear Channel.

     Based upon such examination and representations, we advise you that, in our opinion:

     1. The shares of Clear Channel Common Stock which are to be issued to the security holders of Universal, as contemplated by the Merger Agreement will be duly and validly authorized by Clear Channel.

     2. The shares of Clear Channel Common Stock which are to be issued and delivered by Clear Channel to Universal security holders pursuant to the Merger Agreement

Akin, Gump, Strauss, Hauer & Feld, L.L.P.
Clear Channel Communications, Inc.
January 5, 1998
Page 2

         will, upon consummation of the Merger, be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption "Legal Opinions" in the Joint Proxy Statement/Prospectus contained therein.

     This opinion is to be used only in connection with the issuance of the Common Stock while the Registration Statement is in effect.


                                 Sincerely,

                                 /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                                 ---------------------------------------------
                                 AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.